Exhibit 10.8

INDEMNITY AGREEMENT

This Indemnity Agreement (this “Agreement”), dated as of [●], (the “Effective Date”) is made by and between Bioceres S.A., a company organized and existing under the law of Argentina, being its legal address Ocampo 210 bis, Predio CCT, Efidicio Indear, Rosario, Santa Fe (the “Company”), and [•] (the “Indemnitee”).

WITHNESSEETH THAT:

The Indemnitee is Director of the Company and the Company desires to indemnify the Indemnitee with the corresponding Indemnification, as defined in Section 2, for the development of his management as Director of the Company to the fullest extent permitted by applicable law and in accordance with the provisions of this Agreement.

NOW, THEREFORE, the Company and the Indemnitee agree as follows:

1. DEFINITIONS

The following terms as used herein shall have respectively the following meanings:

“Claim” means any liability and / or claim that might arise or be directed against the Indemnitee as a consequence of any action and / or omission on the part of the Company, including any suit, proceeding or alternative dispute resolution, imminent, pending or completed (or any inquiry, hearing or investigation) in the civil, criminal, administrative courts or otherwise and / or any civil, contractual, tort and / or criminal liability originating against the Indemnitee following an “Indemnifiable Event” (a term defined below).

“D&O Insurance” means a director’s liability insurance issued or to be issued by one or more insurers and any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that policy or policies to be replaced and that have been deemed acceptable by the Indemnitee.

“Excluded Claim” means any Claim:

(i)	resulting primarily from the intentionally fraudulent, dishonest, fraudulent conduct or with gross negligence of the Indemnitee; or

(ii)	whose payment by the Company under this Agreement is not permitted by applicable law.

“Expenses” means all attorneys’ fees and all other costs, charges, travel costs, expert fees, transcription costs, filing fees, witness fees, telephone charges, postage, courier fees, disbursements, expenses and liabilities of any kind paid or incurred by the Indemnitee in connection with either the investigation, defense, or being a witness or participation (including appeals), or the preparation for a defense, acting as a witness or participating in any Claim related to any Indemnifiable Event.

“Indemnifiable Event” means any event or occurrence that (i) has occurred before or occurs after this Agreement is made, and is or has been related to (in full or in part) the fact that the Indemnitee is or has been Director of the Company and (ii) relates to the Indemnitee, in case he has acted as a signatory of any document executed on behalf of the Company, or by reason of anything done or not done, or any act or omission, by Indemnitee in any such capacity.

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2. Indemnity - Indemnification

The Company shall indemnify the Indemnitee and hold him harmless, immediately and completely, from and against any Claims arising as a consequence of an Indemnifiable Event, hereinafter the “Indemnification”. The Company shall indemnify the Indemnitee to the fullest extent permitted by law.

For the full implementation of this Agreement, the Company is committed to providing the Indemnitee with the means to afford all Expenses necessary for the payment of any obligations that the Company may have assumed, and all Expenses incurred in connection with his appointment as director the Company.

The Indemnity ordered by a firm and consensual resolution of the competent court, which could not be appealed, will be made as soon as possible but in no case later than thirty (30) business days after the Company receives a request in writing to that end. The Indemnity, purpose of this agreement, includes every one of the Expenses, losses, damages (excluding psychological harm), judgements, fines, penalties, amounts paid in settlement (including interest, taxes, and other charges paid or payable in connection with or in respect of any such Expenses, losses, damages, judgements, fines, penalties, or amounts paid in settlement) or in relation to a Claim against the Indemnitee as a consequence of a Indemnifiable Event and all federal, provincial, local or foreign taxes incurred in or demanded by the Indemnitee resulting from the obligations of this Agreement.

3. Excluding Coverage

(a) The Company shall not be liable to indemnify and hold harmless the Indemnitee under this agreement for any expenses, damages, judgements, fines, penalties or amount paid in settlement that constitute an Excluded Claim.

(b) The Company shall not be liable to indemnify and hold harmless the Indemnitee under this agreement for any Expenses, damages, judgements, fines, penalties or amount paid in settlement as long as the Indemnitee has received the payment for the insurance coverage or any third parties with no appeals against the Indemnitee.

(c) The Company shall not be liable to indemnify and hold harmless the Indemnitee under this agreement in cases in which the Claim originating against the Indemnitee as a consequence of an Indemnifiable Event derives into an Excluded Claim.

4. Purchase and Maintenance of D&O Insurance

(a) The Company agrees hereby to provide the Indemnitee with a complete and accurate description of the D&O insurance policies acquired by the Company, acknowledging that these policies remain in full force and effect until the Indemnitee is informed otherwise.

(b) The Company agrees hereby that (i) the Indemnitee performs as a director of the Company and / or (ii) acting as a signatory of bank accounts of the Company or any other document executed on behalf of the Company, and (iii) while the Indemnitee is subject to a possible claim arising against him following an Indemnifiable Event and subject to the terms of this Section 4, the Company shall maintain in full force and effect all D&O Insurance acquired by the Company.

(c) The Indemnitee shall be included as an insured in any D&O Insurance policy hired by the Company, in order to give the Indemnitee the same rights and benefits granted to other directors or officers of Companies.

(d) The Company shall not hire and / or maintain a D&O Insurance in effect, if the Company determines, in good faith, that:

(i) the insurance is not reasonably available;

(ii) the cost of the premium for such insurance is disproportionate to the amount of coverage provided;

(iii) the coverage supplied is limited by exclusions thus providing insufficient benefit; or

(iv) the acquisition of the D&O Insurance for the Company violates any provision of the articles of the Company or of any laws or regulations applicable to the Company.

If the Company decides not to maintain the D&O insurance, it shall notify the Indemnitee, in which case, if the Indemnitee is Director of the Company, he shall be entitled to resign. In any of the aforementioned cases, prior to the cancellation of any existing D&O Insurance the Company agrees that in case the Indemnitee is Director, the Company shall accept his resignation and replace him.

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5. Indemnification Procedures

(a) All payments deriving from the Indemnification obligations of the Company in this Agreement shall be made no later than thirty (30) business days after the Company receives written request of the Indemnitee to that effect, except in case that the claims that originated the Indemnitee’s request were Excluded Claims or they were not payable under this Agreement otherwise. The Company shall pay in advance all Expenses arising from a Claim against the Indemnitee as a consequence of the Indemnifiable Event no later than twenty (20) business days after the Company receives the written request of the Indemnitee.

(b) The Indemnitee shall notify the Company no later than ten (10) business days after receiving a notification regarding the commencement of a Claim against him as a consequence of an Indemnifiable Event, hereinafter, “Notification Period”. Failure to notify the Company within the Notification Period shall not relieve the Company from any liability that it may have to the Indemnitee by virtue of this Agreement; however, such failure will entitle the Company to take independent action against the INDENMITEE for damages resulting from the lack of notification within the Notification Period. If, at the time of reception of such notice, the Company has a D&O Insurance in effect, the Company shall immediately notify the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies in favour of the Indemnitee. The Company, shall, thereafter, take all necessary or appropriate actions on behalf of the Indemnitee to make such insurers pay for all Expenses, losses, damages, judgements, fines, penalties and amounts paid or payable in respect to such Claim against the Indemnitee following an Indemnifiable Event in accordance with the terms of such policies.

(c) Once the Company is notified of the commencement of a Claim originating against the Indemnitee following an Indemnifiable Event, the Company shall assume the defense of such Claim, with counsels who meet the requirements of the Indemnitee upon delivery to the Indemnitee of a notification in writing of this choice, stipulating however, that the Indemnitee shall have the right to employ his own counsels in such Claim, but the fees and expenses of such counsels incurred after notice from the Company of their assumption of the defense shall be at the expense of the Indemnitee, and stipulating also, that counsels’ fees and expenses will be afforded by the Company if (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action.

(d) The Indemnitee shall reimburse the Company for all Expenses paid by the Company in relation to any Claim against the Indemnitee as a consequence of an Indemnifiable Event following an Indemnifiable Event in the event that a competent court had issued a final ruling that cannot be appealed and which provides that the Indemnitee shall not be entitled to be indemnified by the Company in respect of such Expenses because (i) the claim is an Excluded Claim, or (ii) the Indemnitee is not entitled to payment under this Agreement.

(e) The Indemnification ordered by a final resolution of the competent court, which could not be appealed, shall be paid by the Company to the Indemnitee thirty (30) business days following the moment the Company receives a request in writing for that purpose; if is not paid in full, the Indemnitee may, at any time thereafter, bring an action against the Company to recover the unpaid amount of the Claim against the Indemnitee as a consequence of an Indemnifiable Event, and in case the Indemnitee succeeds, in total or part, the Indemnitee shall also be entitled to be paid by the Company for the Expenses (including reasonable attorneys’ fees) incurred in connection with such Claim.

6. Subrogation

In the event the Company makes a payment under this Agreement, the Company shall surrogate the Indemnitee in all legal claims, demands or rights that the Indemnitee may have against third parties (excluding spouse, heirs and descendants of Indemnitee) responsible for the occurrence of the event giving rise to the Indemnifiable Event originating the obligations of the Company under this Agreement.

7. Settlement

(a)               The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Claims against the Indemnitee as a consequence of an Indemnifiable Event effected without the Company’s prior written consent.

(b)               The Company shall not settle any Claims against the Indemnitee as a consequence of an Indemnifiable Event that may, in any way, impose a fine or other obligation to the Indemnitee without the written consent of Indemnitee.

(c)               Neither the Company nor the Indemnitee will unreasonably withhold its consent to any proposed settlement.

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8. Rights of the Indemnitee

(a) The Indemnification and Expenses prepayment shall not apply in the event that the Indemnitee is effectively indemnified and held harmless under any provision of law, any insurance policy, statute, agreement, vote or resolution of the shareholders or directors or otherwise.

(b) The Indemnification and Expenses prepayment shall continue even after the Indemnitee ceases to serve the Company as a director, for a term not exceeding two years.

(c) The Indemnitee shall be entitled to resign his position as director of the Company at any time and the Company agrees to accept the resignation of the Indemnitee and appoint his replacement within a reasonable time.

9. Execution

In the event that the Indemnitee initiates any actions under this Agreement in relation to a Claim originating against the Indemnitee following an Indemnifiable Event, the Indemnitee shall be entitled to request the Company to pay all costs and expenses of justice, including reasonable attorneys’ fees, incurred by the Indemnitee with respect to such action, unless the court determines that each of the substantive points made by the Indemnitee as the basis for such action were not made in good faith or lacked reasonable cause.

10. Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever by a court the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

11. Jurisdiction

Any dispute, controversy or claim arising between the parties concerning this Agreement, its existence, validity, qualification, interpretation, scope, compliance or violation will be attempted to be resolved through negotiations in good faith to reach an agreement, for a period of ten (10) days.

If the resolution of such dispute is not possible, such dispute, controversy or claim shall be settled exclusively and definitively by the Ordinary Courts in Civil and Commercial Matters of the city of Rosario, Santa Fe Province, waiving any rules on conflict of laws that might apply.

12. Governing Law

This Agreement shall be governed in accordance with the current legislation in Argentina.

13. Successor and Assigns

This Agreement shall be binding upon the Company, its successors and assigns (including any assigns of all or substantially all of its assets and any successor by merger or otherwise by operation of law) of the Company and (ii) shall be binding upon and inure to the benefit of the heirs of the Indemnitee.

14. Modification and Waiver

(a) No amendment, modification, termination or resolution of this Agreement shall be binding unless executed in writing by both of the parties hereto.

(b) No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and such waiver shall not constitute a continuing waiver.

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15. Notice

All notices under this Agreement shall be in writing and shall be deemed duly given when delivered at the above mentioned addresses.

Two counterparts of the same tenor and to a sole effect are signed, in the city of Rosario on the aforementioned date and year.

[•]	President

Director	BIOCERES S.A.

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